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                                  EXHIBIT 11


             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


     Net income per common share of $.54 for the year ended June 30, 1999 was calculated by dividing net income of $933,136 for the year ended June 30, 1999 by the weighted average number of common shares outstanding of 1,725,843. Net income per common share of $0.61 for the year ended June 30, 1998 was calculated by dividing net income of $1,069,480 for the year ended June 30, 1998 by the weighted average number of common shares outstanding of 1,763,678. Net income per common share of $0.46 for the year ended June 30, 1997 was calculated by dividing net income of $831,586 for the year ended June 30, 1997 by the weighted average number of common shares outstanding of 1,790,311. Because the conversion was not effective until November 22, 1996, earnings per share data for the year ended June 30, 1997 is comprised of the earnings for the post-Conversion period. The number of shares purchased by the ESOP which have not been allocated or committed to be released to participant accounts are not assumed to be outstanding in calculating the weighted average number of common shares outstanding.